UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 19, 2008

Kinetic Concepts, Inc.

(Exact name of registrant as specified in its charter)

Texas	0001-09913	74-1891727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8023 Vantage Drive San Antonio, Texas	78230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (210) 524-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 19, 2008, Kinetic Concepts, Inc. (the “Company”) entered into a Credit Agreement, dated as of May 19, 2008, among the Company, the lenders party thereto and Bank of America, N.A., as administrative agent for the lenders (the “Credit Agreement”). The Credit Agreement provides for (i) a $1 billion term loan facility that matures in May 2013, the proceeds of which are to be used to enable Leopard Acquisition Sub, Inc. (“Purchaser”), a wholly owned subsidiary of the Company, to pay the necessary consideration to acquire the shares of common stock of LifeCell Corporation (“LifeCell”) that were tendered and accepted for payment on May 19, 2008 pursuant to the Offer (as defined under Item 2.01 below), and to pay related fees and expenses in connection with the Company’s acquisition of LifeCell and (ii) a $300 million revolving credit facility, which includes a $75 million letter of credit subfacility and a $25 million swingline loan subfacility, that matures in May 2013, the proceeds of which are to be used to (i) enable Purchaser to pay the necessary consideration to acquire the remaining outstanding shares of LifeCell; (ii) pay fees and expenses related to the Company’s acquisition of LifeCell; and (iii) for general corporate purposes. The Company borrowed $1 billion under the term loan facility of the Credit Agreement on May 19, 2008.

Borrowings under the Credit Agreement (other than swing line loans) bear interest, at the Company’s option, at (i) the base rate (which is equal to the higher of the prime rate announced by Bank of America, N.A. and the federal funds effective rate plus 0.50%) plus an applicable margin or (ii) LIBOR plus an applicable margin. Swing line loans made under the Credit Agreement bear interest at the base rate plus an applicable margin. The Company must also pay (i) a fee, which may range from 0.30% to 0.50%, on the actual daily amount by which the revolving credit commitment exceeds the revolving credit loans (excluding swing line loans) and (ii) a fee, equal to the applicable margin as applied to LIBOR loans, on the daily amount available to be drawn under each letter of credit issued under the Credit Agreement.

The Company’s obligations under the Credit Agreement are (i) guaranteed by each of the Company’s existing and future direct and indirect domestic subsidiaries, and (ii) secured, subject to certain exceptions, by all the capital stock of each of the Company’s present and future subsidiaries (limited, in the case of foreign subsidiaries, to 65.0% of the voting stock of such first tier foreign subsidiaries) and all of the other present and future property and assets (real and personal) of the Company and the guarantors (subject to certain exclusions).

The Credit Agreements contains customary negative covenants applicable to the Company and its subsidiaries, including limitations on liens, investments and the incurrence of additional indebtedness.

The Credit Agreement also contains customary affirmative covenants and events of default, including cross-defaults on the Company’s material indebtedness. In addition, the Credit Agreement contains financial covenants that require the Company to maintain a minimum interest expense coverage ratio and a maximum total leverage ratio.

The foregoing description of the Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement.

On May 19, 2008, in connection with the Company’s entry into the Credit Agreement described under Item 1.01 of this Current Report on Form 8-K, the Company terminated its senior secured revolving credit facility, dated as of July 31, 2007, among the Company, Citibank, N.A., as administrative agent and the lenders party thereto (the “Terminated Credit Facility”), following the payment in full of all outstanding indebtedness under the Terminated Credit Facility. There were no material early termination penalties incurred as a result of the termination of the Terminated Credit Facility.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On April 7, 2008, the Company announced that it had entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 7, 2008, among the Company, Purchaser and LifeCell.

Pursuant to the Merger Agreement, Purchaser commenced a cash tender offer to acquire all of the outstanding shares of common stock of LifeCell, par value $0.001 per share (the “Shares”), at a price per share equal to $51.00, upon the terms and subject to the conditions disclosed in the Offer to Purchase on Schedule TO (as amended or supplemented from time to time) filed by the Company and Purchaser with the U.S. Securities and Exchange Commission on April 21, 2008 (the “Offer”).

The initial period of the Offer expired at 12:00 midnight, New York City time, at the end of Friday, May 16, 2008. According to Computershare Trust Company, N.A., the depositary for the Offer, as of 12:00 midnight, Eastern Daylight Time, at the end of Friday, May 16, 2008, approximately 31.25 million Shares were validly tendered pursuant to the Offer and not withdrawn, including 6.2 million shares tendered by notice of guaranteed delivery, which represents approximately 91.3% of all outstanding Shares. Purchaser accepted such tendered Shares for payment pursuant to the terms of the Offer. Payment for Shares accepted for payment was made promptly.

On May 19, 2008, the Company announced in a press release that Purchaser had commenced a subsequent offering period to acquire all remaining untendered Shares. The subsequent offering period is scheduled to expire at 5:00 p.m., New York City time, on Friday, May 23, 2008, unless further extended. During the subsequent offering period, holders of Shares who did not previously tender their Shares into the Offer may do so and will promptly receive the same $51.00 per Share cash consideration, without interest, paid during the initial offering period of the Offer. Purchaser will immediately accept all Shares properly tendered during the subsequent offering period and will pay the tendering stockholders promptly after acceptance. Shares tendered during the subsequent offering period may not be withdrawn. Purchaser reserves the right to extend the subsequent offering period in accordance with applicable law. The May 19, 2008 press release announcing the expiration of the initial Offer period and the commencement of the subsequent offering period is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

At the Annual Meeting of Shareholders (the “Annual Meeting”) of the Company, held on May 20, 2008, the shareholders of the Company approved the Kinetic Concepts, Inc. 2008 Omnibus Stock Incentive Plan (the “2008 Plan”), which provides for the reservation of 6,125,000 shares of the Company’s common stock, plus any and all shares of common stock that would have been returned to the Company’s 2003 Non-Employee Directors Stock Plan, as amended and restated on December 4, 2007 (the “Director Plan”) and the Company’s 2004 Equity Plan (the “2004 Plan”) by reason of expiration of its term or cancellation upon termination of employment or service. No additional grants will be made under either the Director Plan or 2004 Plan. The 2008 Plan is administered by the Compensation Committee of the Board of Directors of the Company, and provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, stock bonuses, cash awards, or any combination of the foregoing.

The foregoing description of the 2008 Plan is not intended to be complete and is qualified in its entirety by reference to the full text of the 2008 Plan, a copy of which is filed as Exhibit 10.2 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The financial statements required by Item 9.01(a) will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K must be filed.

(b) Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K must be filed.

(d) Exhibits

10.1	Credit Agreement, dated as of May 19, 2008, among Kinetic Concepts, Inc., the lenders party thereto, and Bank of America, N.A. as administrative agent for the lenders.

10.2	Kinetic Concepts, Inc. 2008 Omnibus Stock Incentive Plan.

99.1	Kinetic Concepts, Inc. press release dated May 19, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINETIC CONCEPTS, INC.

By:	/s/ Stephen D. Seidel
Name:	Stephen D. Seidel
Title:	Sr. Vice President, General Counsel and Secretary

Date: May 22, 2008

Exhibit Index

Exhibit	Description
10.1	Credit Agreement, dated as of May 19, 2008, among Kinetic Concepts, Inc., the lenders party thereto, and Bank of America, N.A. as administrative agent for the lenders.

10.2	Kinetic Concepts, Inc. 2008 Omnibus Stock Incentive Plan.

99.1	Kinetic Concepts, Inc. press release dated May 19, 2008.